Exhibit 10.1

ITT EDUCATIONAL SERVICES, INC.

NON-EMPLOYEE DIRECTORS

2016 PHANTOM UNITS PLAN

ARTICLE I

Establishment and Purpose of Plan

1.1 Establishment. The Company hereby establishes, effective as of May 2, 2016, the ITT Educational Services, Inc. Non-Employee Directors 2016 Phantom Units Plan. The Plan is an unfunded compensation plan for Non-Employee Directors, intended to be exempt from the Section 409A Standards.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by (1) providing Eligible Directors with additional compensation the ultimate value of which depends on the value of the Common Stock, and (2) giving Eligible Directors an additional incentive to remain serving as members of the Board.

ARTICLE II

Definitions and Rules of Construction

2.1 Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

(a) “Award” means a grant of Phantom Units to a Participant pursuant to the terms of the Plan.

(b) “Award Agreement” means the written agreement, in a form approved by the Board or its designee, evidencing an Award granted under Section 4.1 of the Plan.

(c) “Beneficiary” means, with respect to a Participant, the person or persons designated by the Participant to receive any amount payable under the Plan in the event of the Participant’s death. A Participant’s designation of a Beneficiary will be valid only if it it is made in writing, in a form acceptable to the Board, and received by the Board before the Participant’s death. If a Participant does not designate a Beneficiary, or if the person designated by the Participant as his or her Beneficiary does not survive the Participant, the Participant’s Beneficiary will be the Participant’s spouse, if the Participant is survived by a spouse, or, in all other cases, the Participant’s estate.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of one or more of the following:

i.	The acquisition by any person (within the meaning of Section 13(d) of the Exchange Act) (a “Person”) or “group” (as used in Section 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary, or any employee benefit plan sponsored by the Company or a Subsidiary, of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of 25 percent or more of the outstanding common stock of the Company; provided, however, that (x) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) below will not constitute a Change in Control for purposes of this subparagraph (i) and (y) that an increase in the percentage of the outstanding common stock of the Company beneficially owned by any Person or “group” solely as a result of a reduction in the number of shares of the Company’s common stock then outstanding due to the repurchase by the Company of such common stock will not constitute a Change in Control; except that, for the avoidance of doubt, any subsequent acquisition of shares of Company common stock by any Person or “group” as a result of which immediately following such acquisition such Person or “group” beneficially owns 25 percent or more of the outstanding common stock of the Company will constitute a Change in Control;

ii.

The consummation of (A) any consolidation or merger of the Company (a “Reorganization”) or (B) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (I) all or substantially all the Persons who were the beneficial owners of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (II) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (III) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors (as defined below) at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

iii.	During any period of 12 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person; or

iv.	The liquidation or dissolution of the Company.

However, in the event that the Plan or any Award is determined to be subject to Section 409A of the Code, the term “Change in Control” will include any transaction or event described above only to the extent that it also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations.

(g) “Common Stock” means the Company’s common stock, par value $0.01 per share.

(h) “Company” means ITT Educational Services, Inc.

(i) “Director” means a member of the Board.

(j) “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a period of not less than 12 months.

(k) “Eligible Director” means an individual who, as of May 2, 2016, is a Non-Employee Director.

(l) “Employee” means a person employed by ITT ESI who receives compensation from ITT ESI that is initially reported on a Federal Wage and Tax Statement (Form W-2).

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and interpretive rules and regulations.

(n) “Fair Market Value” means, as of any date prior to a Change in Control, the value of a share of Common Stock determined as follows:

i.	Where a public market for the Common Stock exists, the Fair Market Value will be the closing sale price for a share of Common Stock on the market trading day on the date of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange or the principal securities exchange on which the Common Stock is listed for trading, whichever is applicable, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

ii.	In the absence of an established market for the Common Stock of the type described above, the Board will determine the Fair Market Value in good faith using a reasonable valuation methodology, and that determination will be conclusive and binding on all persons.

In the event of a Change in Control, “Fair Market Value” of a share of Common Stock in connection with the Change in Control means the per share consideration received or to be received by the shareholders of the Company with respect to their shares as a result of or connection with the Change in Control transaction, as determined in good faith by the Board, whose determination will be final and binding for purposes of the Plan. Such consideration may include any distributions made by the Company to the shareholders in connection with the Change in Control transaction. The Board will determine the fair market value of any property other than cash received or to be received by the shareholders, as well as any contingent payment or payments to be received after the closing of the transaction.

(o) “ITT ESI” means the Company and any Subsidiary.

(p) “Non-Employee Director” means a Director who is not an Employee,

(q) “Participant” has the meaning provided in Article III of the Plan.

(r) “Phantom Unit” means a notional unit of compensation awarded to a Participant pursuant to Section 4.1 of the Plan, which entitles the Participant to certain payment rights as set forth in the Plan.

(s) “Plan” means this ITT Educational Services, Inc. Non-Employee Directors 2016 Phantom Units Plan, as amended from time to time.

(t) “Section 409A Standards” means the applicable requirements and standards for non-qualified deferred compensation plans established by Section 409A of the Code and interpretive regulations, notices, and other guidance of general applicability.

(u) “Separate From Service” or Separation From Service” means, with respect to an Eligible Director, that the Eligible Director ceases to be a Director for any reason. However, in the event that the Plan or any Award is determined to be subject to Section 409A of the Code, whether an Eligible Director’s cessation of service as a Director constitutes a Separation From Service will be determined in accordance with the Section 409A Standards, including §1.409A-1(h).

(v) “Specified Employee” has the meaning given in Section 409A(a)(2)(B)(i) of the Code.

(w) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, limited liability companies, partnerships, and joint ventures) in which the Company owns, directly or indirectly, at least 50 percent of the combined equity.

(x) “Vesting Date” means May 2, 2017.

2.2 Rules of Construction. The following rules of construction will govern in interpreting the Plan:

(a) The Plan is intended to be exempt from the Section 409A Standards as a short-term deferral within the meaning of 1.409A-1(b)(4), and its provisions will be interpreted consistent with that intent.

(b) Words used in the masculine gender will be construed to include the feminine gender, where appropriate. Words used in the singular will be construed to include the plural, where appropriate, and vice versa.

(c) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

(d) If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.

(e) The provisions of the Plan will be construed and governed by the internal laws of the State of Indiana.

ARTICLE III

Participation

3.1 Commencement of Participation. Each Eligible Director will become a Participant when he or she is granted an Award pursuant to Section 4.1 of the Plan.

3.2 Duration of Participation. A Participant will remain a Participant until the Participant (or his or her Beneficiary) has received all payments to which the Participant is entitled under the terms of the Plan.

ARTICLE IV

Phantom Unit Awards

4.1 Grant of Awards. Effective May 2, 2016, each Eligible Director will be granted an Award of Phantom Units. The number of Phantom Units granted to each Eligible Director will be determined by dividing $100,000 by the Fair Market Value of a share of Common Stock on May 2, 2016, rounded up to the next whole number of Phantom Units. Each grant of Phantom Units will be evidenced by an Award Agreement that specifies the number of Phantom Units, the Vesting Date, the payment terms, and such other terms as the Board determines, all in accordance with the terms of the Plan.

4.2 Vesting of Awards. A Participant’s Award of Phantom Units will become fully vested and non-forfeitable upon the earliest to occur of the following:

(a) the Vesting Date;

(b) a Change in Control; or

(c) the Participant’s Separation From Service by reason of the Participant’s death or Disability.

4.3 Payment of Vested Awards. Upon the vesting of a Participant’s Award of Phantom Units, payment will be made as follows:

(a) If a Participant’s Award of Phantom Units becomes vested upon the Vesting Date pursuant to Section 4.2(a) of the Plan, then the value of the Participant’s Phantom Units will be paid to the Participant in a lump sum cash payment within sixty (60) days following the Vesting Date. For this purpose, the value of the Participant’s Phantom Units will be determined by multiplying the number of the Participant’s Phantom Units by the Fair Market Value of a share of Common Stock on the Vesting Date.

(b) If a Participant’s Award of Phantom Units becomes vested upon a Change in Control pursuant to Section 4.2(b) of the Plan, then the value of the Participant’s Phantom Units will be paid to the Participant in a lump sum cash payment within ten (10) business days following the Change in Control. For this purpose, the value of the Participant’s Phantom Units will be determined by multiplying the number of the Participant’s Phantom Units by the Fair Market Value of a share of Common Stock in connection with the Change in Control.

(c) If a Participant’s Award of Phantom Units becomes vested upon the Participant’s Separation From Service upon the Participant’s Separation From Service due to Disability pursuant to Section 4.2(c) of the Plan, the value of the Participant’s Phantom Units will be paid to the Participant in a lump sum cash payment within sixty (60) days following the Participant’s Separation From Service. For this purpose, the value of the Participant’s Phantom Units will be determined by multiplying the number of the Participant’s Phantom Units by the Fair Market Value of a share of Common Stock on the date of the Participant’s Separation From Service.

(d) If a Participant’s Award of Phantom Units becomes vested upon the Participant’s Separation From Service due to the Participant’s death pursuant to Section 4.2(c) of the Plan, the value of the Participant’s Phantom Units will be paid to the Participant’s Beneficiary in a lump sum cash payment within sixty (60) days following the Participant’s date of death. For this purpose, the value of the Participant’s Phantom will be determined by multiplying the number of the Participant’s Phantom Units by the Fair Market Value of a share of Common Stock as of the Participant’s date of death.

4.4 Forfeiture of Awards. If a Participant Separates From Service for any reason other than the Participant’s death or Disability before the Participant’s Award of Phantom Units has become fully vested under Section 4.2 of the Plan, the Participant’s entire Award of Phantom Units will be immediately forfeited, and the Participant will not be entitled to any payment on account of the Award.

4.5 Delay For Specified Employees. Because the Plan is only for Directors who are not Employees, it is not expected that any Participants will be Specified Employees. However, in the event that the Plan or a Participant’s Award is determined to be subject to Section 409A of the Code, and the Participant is a Specified Employee at the time of his or her Separation From Service, then notwithstanding any other provision of the Plan, unless the Participant’s Separation From Service is by reason of the Participant’s death, then any amount that becomes payable under the Plan due to the Participant’s Separation From Service will be paid on the first day that is six months after the date on which the Participant’s Separation From Service occurs.

4.5 Adjustments For Changes in Common Stock. In the event of any change in the outstanding Common Stock as a result of any split, recapitalization, reclassification, consolidation, or similar change in the Company’s capitalization that occurs between the date on which an Award is granted to a Participant pursuant to Section 4.1 of the Plan and the date on which that Award becomes vested and subject to payment under the Plan, the Board will adjust the number of Phantom Units credited to the Participant under the Award so that the change in the Company’s capitalization does not affect the value of the aggregate Phantom Units awarded to the Participant.

ARTICLE V

Plan Administration

5.1 The Board. The Plan will be administered by the Board.

5.2 Authority of the Board. The Board will have sole discretion to make all determinations that may be necessary or advisable for the administration of the Plan. All determinations and decisions made by the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Board relating to the Plan, will be final, conclusive and binding upon all interested persons, including the Company, ITT ESI, Participants, and their estates and Beneficiaries.

5.3 Claims Procedures. Any person making a claim for benefits under the Plan must submit the claim in writing to the Board or its designee. If the Board or its designee denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reasons for the denial (with specific reference to the Plan provisions on which the denial is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within sixty (60) days of receiving a written notice of denial, submit a written request for reconsideration to the Board or its designee, together with a written explanation of the basis for the request. The Board or its designee will consider any such request and will provide the claimant with a written decision, which will include a written explanation of the reason(s) for the decision (with reference to the specific Plan provisions on which the decision is based). All interpretations, determinations and decisions of the Board with respect to any claims will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously.

5.4 Right to Suspend Benefits and Correct Errors. To the extent consistent with applicable law, the Board or its designee may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Board specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his or her own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Board or its designee. The Board is authorized to recover any payment made in error.

5.5 Incapacity. If the Board or its designee determines that any person entitled to a payment under the Plan is a minor, an incompetent person, or other person incapable of providing a valid receipt, then any payment due to that person may be paid for the benefit of that person to the person’s spouse, parent, or other person providing or reasonably appearing to provide for the care of that person, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to the guardian or legal representative.

ARTICLE VI

Miscellaneous

6.1 Nontransferability. No payee may assign, encumber, or otherwise anticipate the right to receive any payment due him or her under the Plan. The value of Phantom Units awarded to a Participant under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any amount payable under the Plan, whether payable presently or in the future, will be void.

6.2 Liability of the Company. The Company will not have any liability with respect to the Plan except to make payment for the value of nonforfeitable Phantom Units in accordance with the terms of the Plan. The Company has not made any representations to any Participant with respect to the tax implications of any payments or transactions contemplated by the Plan. Each Participant must obtain his or her own counsel to advise the Participant with respect to the tax effect of the Plan.

6.3 Future Director Terms. Nothing in the Plan, nor any action taken under the Plan, will be construed as giving any Participant a right to continue as a Director or require the Company to nominate or cause the nomination of a Participant for a future term as a Director.

6.4 Participant’s Rights Unsecured. The right of any Participant or Beneficiary to receive payment for the value of Phantom Units under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The Company is not obligated to acquire or set aside particular assets for the discharge of its obligations, nor will any Participant or Beneficiary have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations under the Plan.

6.5 Withholding and Taxes. The Company will have the right to deduct from all amounts payable under the Plan any federal, state or local taxes required by applicable law to be withheld from any payment made under the Plan, as determined by the Board. A Participant or his or her Beneficiary is responsible for any and all taxes payable under the Code (or similar state or local tax laws) as a result of the Participant’s participation in the Plan.

6.6 No Rights as Shareholder. A Participant will have no rights as a shareholder with respect to Phantom Units awarded to the Participant, and no adjustment will be made to the amount of a Participant’s Phantom Units for dividends (ordinary or extraordinary), whether in cash, securities, or other property), distributions, or other rights relating to Common Stock.

6.7 Amendment. The Board, and only the Board, may alter or amend the Plan at any time; provided, however, that no amendment to the Plan may, without the consent of the affected Participant, reduce an Award previously granted under the terms of the Plan. Notwithstanding the foregoing, the Board expressly reserves the right to amend the Plan and any Award to the extent necessary or desirable to ensure that the Plan and all Awards remain exempt from (or, if applicable, to comply with) the Section 409A Standards.

6.8 Termination. The Plan will terminate upon the earlier of the following:

(a) the effective date of a resolution adopted by the Board to terminate the Plan; or

(b) the date as of which all Awards granted under Section 4.1 of the Plan have either been paid as provided in Section 4.3 of the Plan or forfeited as provided in Section 4.4 of the Plan.

Adopted by the Board of Directors of ITT

Educational Services, Inc. on April 25, 2016